News Release

For Further Information:

Linda McDougall, Media Relations, 816-932-7542
Mark Barnett, Investor Relations, 816-701-4443

H&R BLOCK REACHES AGREEMENT WITH FORMER MAJOR FRANCHISEES

FOR RELEASE JAN. 9, 2004

        KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today announced it has reached an agreement with its former major franchisees regarding the payment price for their franchise businesses upon the expiration of their franchise contracts. The agreement resolves litigation pending in Jackson County Circuit Court entitled William R. Smith, Inc., et al.v. H&R Block, Inc., et al.

        Under the agreement, H&R Block will pay the franchisees approximately $130 million to resolve the payment price issue and all other disputes involved in the litigation. The company had earlier paid the franchisees approximately $107 million when the franchise contracts expired, as per the contract’s guidelines. Absent this agreement, trials with each of the franchisees would have determined the amount of any additional payments to be made for the franchise businesses and resolved other disputes.

        “We’re pleased with this agreement and believe that it’s an appropriate resolution for all parties,” said Mark A. Ernst, H&R Block chairman and chief executive officer. “After working with the franchisees 30 years or longer, we have a high regard for the individuals and their contributions to H&R Block’s success.”

        H&R Block began operations in most of the former major franchise territories last summer and fall. The company plans to expand the products and services offered to include the mortgage and financial services available to clients served in H&R Block’s company-owned offices.

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About H&R Block: H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax, financial, mortgage and business products and services. It is the only major company with subsidiaries offering a full range of software, online and in-office tax

H&R Block Agreement – page 2

solutions, combined with personalized financial advice about retirement savings, home ownership, and other opportunities to help clients build a better financial future. As the world’s largest tax services company, H&R Block served nearly 21 million clients in the U.S. and 11 countries in 2003. H&R Block Financial Advisors Inc. offers investment services and securities products. With more than 1,000 financial advisors serving clients at more than 400 offices, H&R Block Financial Advisors Inc. is a member NYSE, SIPC, a registered broker-dealer and a registered investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage products. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgage products through large financial institutions and a network of 24,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services.